UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        October 2000

   5.   If Amendment, Date of Original (Month/Year):



   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person




               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                             5. Amount
                                                                                of
                                                                            Securities
                                                                              Benefi-
                                                                              cially
                                                                             Owned at      6.  Owner-
                     2. Trans-                                                End of       ship Form:     7.  Nature of
                      action      3. Trans-                                    Month     Direct (D) or      Indirect
      1.  Title of     Date        action     4.  Securities Acquired (A)                   Indirect       Beneficial
        Security     (Month /       Code          or Disposed of (D)         (Instr. 3        (I)           Ownership
       (Instr. 3)    Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)         and 4)       (Instr. 4)      (Instr. 4)
      ------------  ----------   -----------  ---------------------------    --------      ----------     -------------
                                 Code    V      Amount   (A)or(D)  Price
                                -----    --     ------   --------  -----
     Class A                                                                 2,284,303         I       By Richard Anthony
     Common                                                                                            Lumpkin 1990
     Stock                                                                                             Personal Income
                                                                                                       Trust for the
                                                                                                       Benefit of
                                                                                                       Elizabeth L. Celio
                                                                                                       dated April 20,
                                                                                                       1990

                                                                             2,284,303         I       By Richard Anthony
                                                                                                       Lumpkin 1990
                                                                                                       Personal Income
                                                                                                       Trust for the
                                                                                                       Benefit of Benjamin
                                                                                                       Iverson Lumpkin
                                                                                                       dated April 20,
                                                                                                       1990

                                                                                1,852,890      I       By Trust named for
                                                                                                       Elizabeth L. Celio
                                                                                                       created under the
                                                                                                       Mary Green Gallo
                                                                                                       Trust Agreement
                                                                                                       dated December 29,
                                                                                                       1989

                                                                                1,852,890      I       By Trust named for
                                                                                                       Benjamin I. Lumpkin
                                                                                                       created under the
                                                                                                       Mary Green Gallo
                                                                                                       Trust Agreement
                                                                                                       dated December 29,
                                                                                                       1989

                                                                                  327,828      I       By Richard Adamson
                                                                                                       Lumpkin
                                                                                                       Grandchildren's
                                                                                                       Trust dated
                                                                                                       September 5, 1980
                                                                                                       for the benefit of
                                                                                                       Elizabeth L. Celio







                                                                            5. Amount
                                                                                of
                                                                            Securities
                                                                              Benefi-
                                                                              cially
                                                                             Owned at      6.  Owner-
                     2. Trans-                                                End of       ship Form:     7.  Nature of
                      action      3. Trans-                                    Month     Direct (D) or      Indirect
      1.  Title of     Date        action     4.  Securities Acquired (A)                   Indirect       Beneficial
        Security     (Month /       Code          or Disposed of (D)         (Instr. 3        (I)           Ownership
       (Instr. 3)    Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)         and 4)       (Instr. 4)      (Instr. 4)
      ------------  ----------   -----------  ---------------------------    --------      ----------     -------------
                                 Code    V      Amount   (A)or(D)  Price
                                -----    --     ------   --------  -----
                                                                                  327,828      I       By Richard Adamson
                                                                                                       Lumpkin
                                                                                                       Grandchildren's
                                                                                                       Trust dated
                                                                                                       September 5, 1980
                                                                                                       for the benefit of
                                                                                                       Benjamin I. Lumpkin

                      10/9/00    G(1)    V         13,930    D                  1,852,832      I       By Gail G. Lumpkin
                                                                                                       Trust dated
                                                                                                       December 14, 1985

                      10/9/00    G(1)    V         13,930    A                     13,930      I       By Gail G. Lumpkin
                                                                                                       1998 QTIP Trust,
                                                                                                       dated September 15,
                                                                                                       1998

                                                                                  10,932       I       By Richard Anthony
                                                                                                       Lumpkin Trust under
                                                                                                       the Trust Agreement
                                                                                                       dated February 6,
                                                                                                       1970
                     10/21/00     M                 7,500    A     $4.042          27,300     D(2)




                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)



                                                                                                9.         10.
                     2.                          5.                                                Number     Owner-
                  Conver-                      Number                                                of        ship
                    sion                     of Deriv-                                              Deri-     Form of     11.
                     or                        ative                                               vative     Deriva-   Nature
           1.      Exer-                       Secur-                         7.            8.     Securi-     tive     of In-
         Title      cise     3.                ities         6.              Title        Price     ties     Security:  direct
           of      Price   Trans-     4.      Acquired      Date              and           of     Benefi-    Direct     Bene-
        Deriva-      of    action   Trans-     (A) or    Exercisable       Amount of     Deriva-   cially       (D)     ficial
          tive     Deri-    Date    action    Disposed       and          Underlying       tive   Owned at    or In-    Owner-
         Secur-    vative  (Month/   Code      of (D)    Expiration       Securities     Security  End of     direct     ship
          ity      Secur-   Day/    (Instr.  (Instr. 3, Date (Month/       (Instr. 3     (Instr.    Month       (I)     (Instr.
       (Instr. 3)   ity     Year)     8)      4 and 5)   Day/ Year)         and 4)          5)   (Instr. 4) (Instr. 4)    4)
       ----------  ------   -----   -------  ----------  ----------        ---------     ------------------ ----------  -------
                                                        Date
                                                        Exer-  Expir-          Amount or
                                                        cis-   ation           Number of
                                   Code  V   (A)   (D)  able    Date    Title   Shares
                                   ----  --  ---   --   ----    ----    -----  ---------
     Employee     $5.875                               (1)   9/25/07  Class A    240,000         240,000    D
     Stock Option                                                     Common
     (right to                                                        Stock
     buy)

     Employee     $5.75                                (2)   12/22/07 Class A     30,000         30,000     D
     Stock Option                                                     Common
     (right to                                                        Stock
     buy)

     Employee     $4.958                               (3)   12/31/08 Class A    240,000         240,000    D
     Stock Option                                                     Common
     (right to                                                        Stock
     buy)

     Employee     $17.521                              (4)   1/7/10   Class A     75,000         75,000     D
     Stock Option                                                     Common
     (right to                                                        Stock
     buy)

     Employee      $4.083                              (5)   9/24/07  Class A     94,500         94,500     D
     Stock Option                                                     Common
     (right to                                                        Stock
     buy)

     Employee      $4.042 10/21/00M         7,500      (6)   12/22/07 Class A     22,500         15,000     D
     Stock Option                                                     Common
     (right to                                                        Stock
     buy)

     Employee     $4.958                               (7)   12/31/08 Class A     22,500         22,500     D
     Stock Option                                                     Common
     (right to                                                        Stock
     buy)







                                                                                                     9.         10.
                     2.                          5.                                                Number     Owner-
                  Conver-                      Number                                                of        ship
                    sion                     of Deriv-                                              Deri-     Form of     11.
                     or                        ative                                               vative     Deriva-   Nature
           1.      Exer-                       Secur-                         7.            8.     Securi-     tive     of In-
         Title      cise     3.                ities         6.              Title        Price     ties     Security:  direct
           of      Price   Trans-     4.      Acquired      Date              and           of     Benefi-    Direct     Bene-
        Deriva-      of    action   Trans-     (A) or    Exercisable       Amount of     Deriva-   cially       (D)     ficial
          tive     Deri-    Date    action    Disposed       and          Underlying       tive   Owned at    or In-    Owner-
         Secur-    vative  (Month/   Code      of (D)    Expiration       Securities     Security  End of     direct     ship
          ity      Secur-   Day/    (Instr.  (Instr. 3, Date (Month/       (Instr. 3     (Instr.    Month       (I)     (Instr.
       (Instr. 3)   ity     Year)     8)      4 and 5)   Day/ Year)         and 4)          5)   (Instr. 4) (Instr. 4)    4)
       ----------  ------   -----   -------  ----------  ----------        ---------     ------------------ ----------  -------
                                                        Date
                                                        Exer-  Expir-          Amount or
                                                        cis-   ation           Number of
                                   Code  V   (A)   (D)  able    Date    Title   Shares
                                   ----  --  ---   --   ----    ----    -----  ---------
     Employee     $20.458                              (8)   4/21/10  Class A     15,000         15,000     D
     Stock Option                                                     Common
     (right to                                                        Stock
     buy)


     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, Richard A. Lumpkin is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) Transfer MCLD common stock to the Gail G. Lumpkin 1998 QTIP Trust. The Reporting Person is a trustee and beneficiary of this trust.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.


        Explanation of footnotes to Table II:

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.



        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (4) The employee stock option dated 1/7/2000 vests in full on January 7, 2003.

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (5) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

        (6) The employee stock option dated 12/22/97 vests in four equal annual installments which began on October 12, 1999.

        (7) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (8) The employee stock option dated 4/21/2000 vests in four equal installments beginning on April 21, 2001.

   SIGNATURE OF REPORTING PERSON:

   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact

   DATE: November __, 2000


                          JOINT FILER INFORMATION:

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: October 2000

   Signature: Steven L. Grissom
              Individually and as trustee of the
              Personal Income Trusts